Exhibit 99.1

Redwood Trust Highlights Continued Aspire Momentum and AI-Powered Technology;

Provides Preliminary Second Quarter Business Update

MILL VALLEY, CA – Redwood Trust, Inc. (NYSE:RWT; "Redwood", the "Company"), a leader in expanding access to housing for homebuyers and renters, today provided the following update regarding its Aspire business and selected consolidated operating results for the second quarter ended June 30, 2026.

Aspire Update

Christopher J. Abate, Chief Executive Officer, commented: "Our mortgage banking businesses continued their momentum in the second quarter, with aggregate volumes of over $8 billion despite continued geopolitical and interest rate volatility, and subdued overall housing market activity. This included another record production quarter from our Aspire non-QM business, which contributed $2.1 billion of lock volume, up 32% sequentially from the first quarter.”

Distribution and technology remain central to the platform’s growth. Aspire recently completed its second and third securitization issuances under the SPIRE shelf, and has grown its correspondent network to 140 discrete loan sellers. In support of rapid and scalable growth, Aspire has also recently developed and launched proprietary AI-powered engines for non-QM secondary market pricing and guideline comparison and analysis.

Abate continued, “These new tools deliver unified loan-level pricing and underwriting functions across bulk and flow channels, and are innovations that will support a dedicated Aspire joint venture. Key terms and documentation for this new joint venture have been fully negotiated with an institutional capital partner, and we expect to begin contributing loans to the JV during the third quarter.”

Second Quarter Business Update

During the second quarter, Redwood’s core operating businesses continued to execute with strong margins in the face of elevated market volatility. The Company currently estimates a modest 1 to 3% decline in GAAP book value at June 30, 2026 from the end of the first quarter of 2026, inclusive of its Legacy Investments segment, with an economic return on book value(1) for the second quarter currently estimated between (1.0)% and 1.0%, inclusive of its $0.18 per share second quarter dividend. Additionally, the Company maintained its strong liquidity profile, completing a successful corporate unsecured senior notes offering in May, and maintaining $3.5 billion of excess available asset funding capacity at June 30, 2026.

The Company expects to report full second quarter financial results on July 28, 2026.

1.	Economic return on book value is based on the period change in GAAP book value per common share plus dividends declared per common share in the period.

About Redwood

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms, whole-loan distribution activities, joint ventures and our publicly traded shares. We operate through three core residential housing-focused operating platforms — Sequoia, Aspire, and CoreVest — alongside our complementary Redwood Investments portfolio which is primarily composed of assets we source through these platforms. Redwood Investments also includes RWT Horizons®, our unified technology platform spanning internal AI innovation and strategic investments across the ecosystem, which supports our efforts to develop an AI-first operating model that enables compounding operational leverage and scalable growth. This reflects how we manage and organize our business and may differ from the manner in which our reporting segments are presented for financial reporting purposes.

Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

Cautionary Statement; Forward-Looking Statements:

This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including preliminary estimates related to book value per share at, and economic return on book value for, the quarter ended June 30, 2026, our expectations to launch a new joint venture with a strategic capital provider and begin contributing loans to this joint venture during the third quarter, and the expected timing for reporting full financial results for the quarter ended June 30, 2026. The preliminary estimates set forth above are based on information currently available to management, and may vary from our actual financial results as of and for the quarter ended June 30, 2026. Further, these preliminary estimates are not a comprehensive statement or estimate of our financial results or financial condition as of and for the quarter ended June 30, 2026. These preliminary estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP and they are not necessarily indicative of the results to be achieved in any future period. Accordingly, you should not place undue reliance on these preliminary estimates. These preliminary estimates, which are the responsibility of our management, were prepared by our management and are based upon a number of assumptions. Additional items that may require adjustments to these preliminary estimates may be identified and could result in material changes to these preliminary estimates. Preliminary estimates of results are inherently uncertain and we undertake no obligation to update this information.

Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, opportunities, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2025, under the caption “Risk Factors”. Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS

Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com